Exhibit 10.4

CONSULTANT AGREEMENT

This Consultant Agreement ("Agreement") is made and effective on January 1, 2009, by and between Miktam Technologies, Inc.. ("Company"), a corporation organized and existing under the laws of the state of California having its principal place of business at 2362B Qume Dr., SanJose , CA 95131; and Jointek Electronic Inc., ("Consultant"), a corporation organized and existing under the laws of the British Virgin Island, having its principal place of business at P.O. Box957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands.

Now, therefore, Consultant and Company agree as follows:

1.     Engagement.
Company hereby engages Consultant, and Consultant accepts engagement, to provide consulting services to the Company on the R &D operations in connections with the IC design of “Video Processor MIK2450/2454”and associated module products MIK64XX (MIK6401 /MIK6405 /MIK6425 ) and next generation products MIK68XX, MIK616X series , including their software/hardware system engineering as well as Field Application Engineering Support related to the Company’s marketing . The specific project scope and target spec of technology/product are included in attachment (A) Brief Project Specification of MIK6401/; (B) Project Deliverable; (C) Project Deliverable / Schedule.
The company has the sole right on the technologies and related products( Integrated Circuit, Silicon IP, System application hardware/software , ..etc) developed under this Agreement.

2.     Term.
Consultant shall provide services to Company pursuant to this Agreement for a term commencing on the date of this Agreement and ending on December 31, 2009

3.      Payment.
Company shall pay Consultant the amount of the actual expense incurred monthly, not exceeding twenty thousand dollars ($28,000 USD) per month in general case, for the services performed pursuant to this Agreement. In case of higher than two-hundred thousand dollars ($200,000) the Consultant shall negotiate and obtain the approval of the Company. This payment shall be made within 60 days on the monthly base or discussed otherwise after this agreement signed.

Consultant shall bear all of his expenses incurred in the performance of this Agreement.

Consultant shall also report the monthly itemized expenditures in detail to Company. The written report shall send to Company within a week after the end of each month.

4.    Confidentiality.
The Consultant shall not, without the prior written consent of Company, disclose to anyone the terms of this Agreement neither any confidential information relevant to this project.

5.     Termination.
A. This Agreement may be terminated by Company as follows: (i) If the Consultant is unable to provide the consulting services by reason of temporary or permanent Illness, disability, incapacity or death; (ii) Breach 01 default of any obligation of the Consultant pursuant to Section 4. Confidentiality, of this Agreement; (iii) Breach or default by the Consultanl of any other material obligation in this Agreement, which breach or default is not cured within ten days of written notice from the Company.

B-   Consultant may terminate this Agreement as follows: (i) Breach or default of any material obligation of the Company, which breach or default is not cured within ten days of written notice from the Consultanl; or (ii) If the Company files for bankruptcy laws, or any bankruptcy petition or petition for receiver is commenced by a third parly against the Company, any of the foregoing of which remains undismissed for a period of 60 days.

6.     Governing Law and Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of California . USA . All disputes arising from this Agreement shall be submitted to each federal and state court in the State of California.

7.     Headings.

The headings in this Agreement arc inserted for convenience only and shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

8.     Final Agreement.

This Agreement constitutes the final understanding and agreement between the patties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agicemeiHS between the parties, whether written or oral.   This Agreement may be amended, supplemented or changed only by an agreement in writing signed by both of the parties.

9.     Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

IN WITNESS WHEREOF, this Agreement has been executed by the panics as of the date first above written.

Company Miktam Technologies. Inc. President Thomas Chao	Consultant Jointck Electronic, Inc. President John Wui
By /s/ Thomas Chao	By /s/ John Wui

Attachment (A) Project Specification :

A) Scope of Project :( for Video Processor/Mixer MIK245X and Associated module MIK64XX(MIK6401/6405/6425),MIK68XX, and MIK616X

Target Features :
Techwell like video mixer with CSI pre-processing (4 channels video input in one
Image memory); called MIK 245X series.  Module/System and Application ;

1. Surveillance Module/system based on TI TMS320DM355 with CSI algorithm;
Compatible with MIK 245X series

Product spec:
☐ Video Codec : MPEG4 up to 720X480 30 fps
☐ Video Input：4 Input
☐ Audio codec
☐ Recorder Media ：Solid State SD Card,Hard disk (USB External)
☐ OS : uClinux 2.6
☐ Variable bit rate control
☐ TCP/IP,UDP,PPPOE,DHCP,DDNS

2. Surveillance Module/system MIK64XX MIK6401/6405/6425) based on TI
TMS320DM6446X platform with CSI algorithm;

Product Spec:
☐ 4 channel D1 video simultaneous compression/decompression
☐ H.264 (base line) /MPEG4 video implemented
☐ 1Mbps for 4 simultaneous channel
☐ 25fps(PAL)/30fps(NTSC) for each channel
☐ Patented CCFI (CSI) technology implemented

3. Develop the Module MIK64XX in the application of KaraOke video entertainment system including the application software.

4. Continue to develop the Surveillance Module/system MIK68XX and MIK616X series products :

☐ 8/16 channel D1 video simultaneous compression/decompression
☐ H.264 (base line) /MPEG4 video implemented
☐ 1Mbps for 4/8/16 simultaneous channel
☐ 25fps(PAL)/30fps(NTSC) for each channel
☐ Patented CCFI(CSI) technology implemented

3. Interface with GPIO (for Bluetooth , GPS,…); SD,USB, mass storage ( Hard Disk..), and Network …depending on the customer requirements.

4. Complete user-friendly SDK (system develop Kit) and Application system software.

Applications :

1). high quality Video and Audio Encoder and decoder:

PMP (Personal Media Player); Low cost high quality Video CAMERA

2). Surveillance with :

Bluetooth; WiFi 802.11 ; wireless; Inter-network; portable phone…

3) Surveillance /Video Streaming application for i-Phone including system application software.

4). Video Phone

5). IP TV

6). Car Security Black Box (CSB) : Car driving (video) recording with GPS

7) Video Entertainment (such as : KaraOke, etc..)

5. Consultant will continue to support the system/application engineering for
Company to market and sell the existing applications of MIK64XX series products: MIK6401/6405,/6425.

Attachment (B) Target Project Deliverable/Schedule :

1. MIK64XX: .. …..... January , 2009 : Volume Production

2. MIK64XX (Module and Software) for KaraOke System ………..February,2009 : Working Sample Q 2 ,2009 : Volume Production

3. MIK68XX: ……….. March, 2009 : Working Sample. Q2, 2009 : Volume Production

4. MIK616X:…………. Q2, 2009 : Working Sample Q3, 2009 : Working Sample